================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ----------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                          ----------------------------
                          PURITAN-BENNETT CORPORATION
             (Exact name of Registrant as specified in its charter)
                Delaware                                 44-0399150
     (State or other jurisdiction of                  (I.R.S. Employer
     incorporation or organization)                  Identification No.)
                           9401 Indian Creek Parkway
                                 P.O. Box 25905
                        Overland Park, Kansas 66225-5905
   (Address, including zip code, of Registrant's principal executive offices)
                         ------------------------------
                              BURTON A. DOLE, JR.
                                   PRESIDENT
                           9401 Indian Creek Parkway
                                 P.O. Box 25905
                        Overland Park, Kansas 66225-5905
                                 (913) 661-0444
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:

                            JEFFREY T. HAUGHEY, ESQ.
                           BLACKWELL SANDERS MATHENY
                             WEARY & LOMBARDI L.C.
                              TWO PERSHING SQUARE
                          2300 MAIN STREET, SUITE 1100
                          KANSAS CITY, MISSOURI  64108
                         ------------------------------
  Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.
  If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plans, check the following box. [X]
===============================================================================

                        CALCULATION OF REGISTRATION FEE

===============================================================================
                                       Proposed      Proposed
                                        maximum       maximum
Title of each class     Amount         offering      aggregate     Amount of
of securities to be      to be           price       offering     registration
registered           registered(1)    per unit(2)    price(2)         fee
- -------------------------------------------------------------------------------
Common Stock,
  $1.00 par value    426,929 shares     $23.625     $10,086,197      $3,478
===============================================================================

(1) All of the shares of Common Stock offered hereby are being sold for the accounts of selling shareholders of the registrant. (See "Selling Shareholders" herein.)
(2) Estimated for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low sales price of the Common Stock as reported on the Nasdaq Stock Market on April 3, 1995.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                     SUBJECT TO COMPLETION - APRIL 7, 1995
PROSPECTUS


                                 426,929 SHARES

                          PURITAN-BENNETT CORPORATION



                                  COMMON STOCK
                                 ($1 PAR VALUE)


     The shares of Common Stock offered hereby are being sold for the account of certain Selling Shareholders of Puritan-Bennett Corporation (the "Company") from time to time in brokers' transactions, negotiated transactions, or otherwise at prices current at the time of sale. The Company will receive none of the proceeds from the sale of the Common Stock offered hereby. All expenses of the registration of these shares (other than fees and disbursements for the Selling Shareholders' own accountants and legal counsel, underwriting or brokerage discounts and commissions, and transfer taxes, which will be paid by the Selling Shareholders) will be paid by the Company. Such expenses are estimated at $20,000.00.

     The Common Stock of the Company is traded on the Nasdaq Stock Market. On April 3, 1995 the last sale price of the Common Stock as reported by Nasdaq was $23.75.


                        -------------------------------


                   THESE SECURITIES HAVE NOT BEEN APPROVED OR
          DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
        STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                        -------------------------------


                 The date of this Prospectus is April __, 1995.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Office of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 15th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.
                        --------------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1994, as amended.

     (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended April 30, 1994, July 31, 1994 and October 31, 1994.

     (c) The Company's Current Report on Form 8-K dated February 3, 1994, as amended by Form 8-K/A dated March 31, 1994.

     (d) The Company's Current Report on Form 8-K dated October 28, 1994.

     (e) Item 1 of Form 8-A Registration Statement dated April 22, 1969, as supplemented by Form 8-A dated May 10, 1989, as amended by Form 8-A/A dated October 28, 1994 (which contain a description of the Company's Common Stock).

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Such requests should be directed to Assistant Secretary, Puritan-Bennett Corporation, 9401 Indian Creek Parkway, P.O. Box 25905, Overland Park, Kansas 66225-5905, telephone number (913) 661-0444.

                                  THE COMPANY

     The complete mailing address of the principal executive offices of the Company is 9401 Indian Creek Parkway, P.O. Box 25905, Overland Park, Kansas 66225-5905, telephone number (913) 661-0444.


                              SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the Selling Shareholders:

                          Number of                   Shares To
                        Shares Owned     Shares To     Be Owned
      Name              Prior to Sale     Be Sold     After Sale
  --------------        -------------    ---------    ----------
P.H. Invest S.A.           389,248        389,248         -0-

Gerard Hascoet              23,798         14,798       9,000

Bernard Thiriet             13,804         13,804         -0-

Philippe Marion              9,079          9,079         -0-
                           -------        -------       -----

          Total            435,929        426,929       9,000
                           =======        =======       =====

     Pierrick HAAN acquired 426,929 shares of the Company's Common Stock as a result of the acquisition by the Company of Societe d' Etude et Fabrication d' Appareillage Medical S.A. ("SEFAM"). P.H. Invest S.A., Gerard Hascoet, Bernard Thiriet and Philippe Marion acquired their shares of the Company's Common Stock to be sold hereby from Pierrick HAAN. Pierrick HAAN and his wife own 99.9% of the stock of P.H. Invest S.A. and are two of the five directors of P.H. Invest S.A. Pierrick HAAN is the Chairman of the Board and President of Puritan-Bennett France Holdings S.A. ("P-B France") (a wholly-owned subsidiary of the Company), Chairman of the Board and President of SEFAM (a wholly-owned subsidiary of P-B France), and Chairman of the Board and President of Lit Dupont S.A. (an 80% subsidiary of SEFAM). Pierrick HAAN is deemed to beneficially own 7,926 shares of the Company's Common Stock in addition to the shares owned by P.H. Invest S.A. listed above. Gerard Hascoet, Bernard Thiriet and Philippe Marion are former shareholders (2.41%, 1.78% and 0.67%, respectively) and former directors of SEFAM.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders have not advised the Company of any specific plans for the distribution of the shares offered hereby, but it is anticipated that the shares will be sold at prices and on terms then available in brokers' transactions, negotiated transactions or otherwise.

     Dealers or brokers participating in such transactions may act as agent for the Selling Shareholders, or may purchase the shares offered hereby from the Selling Shareholders as principal and thereafter resell such shares from time to time in or through transactions or distributions at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders and dealers or brokers who participate in the sale or distribution of such shares may be deemed to be "underwriters" as defined in the Securities Act of 1933. Any distributors' or sellers' commissions paid or allowed to any such participating dealers or brokers, and, if any of such dealers or brokers purchase shares as principal, any distributors' or sellers' commissions or profits received on the resale of such shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

                                 LEGAL OPINIONS

     The validity of the shares of Common Stock of the Company is being passed upon for the Company by Blackwell Sanders Matheny Weary & Lombardi L.C., Two Pershing Square, 2300 Main, Kansas City, Missouri 64108. Daniel C. Weary, a member of Blackwell Sanders Matheny Weary & Lombardi L.C., is Secretary and a director of the Company and owns 21,000 shares of the Company's common stock.


                                    EXPERTS

     The consolidated financial statements of Puritan-Bennett Corporation and subsidiaries incorporated by reference in Puritan-Bennett Corporation and subsidiaries Form 10-K for the year ended January 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended July 31, 1994, and October 31, 1994 and the six-month period ended July 31, 1994 and the nine-month period ended October 31, 1994 incorporated by reference in this Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in Puritan-Bennett Corporation and subsidiaries' Quarterly Report on Form 10-Q for the quarters ended July 31, 1994 and October 31, 1994, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Act") for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCE IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is an itemized statement of estimated expenses to be paid by the registrant in connection with the issuance and sale of the Common Stock being registered.

     Securities and Exchange Commission registration fee..  $ 3,478
     Blue Sky fees and expenses...........................  $   500
     Accounting fees and expenses.........................  $ 9,000
     Legal fees and expenses..............................  $ 7,000
     Miscellaneous........................................  $    22
                                                            -------

          Total...........................................  $20,000
                                                            =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law allows indemnification of corporate officers and directors by a corporation under certain circumstances. The Certificate of Incorporation of the Company contains a provision limiting the personal liability of directors for monetary damages to the Company or its stockholders for breaches of their fiduciary duty in certain circumstances. There is in effect a bylaw provision entitling directors and officers to be indemnified by the Company. There is also in effect an insurance policy providing directors and officers with indemnification. In addition, a proposal was adopted at the Annual Meeting of Stockholders of the Company held on April 22, 1988 authorizing the Company to enter into indemnification agreements with its directors indemnifying them against monetary damages incurred as a result of their services to the Company.

ITEM 16.  EXHIBITS.

     The following exhibits are filed herewith or incorporated herein by reference. Documents designated by an asterisk (*) are incorporated by reference pursuant to Rule 411 of the Securities Act of 1933, as amended.

EXHIBIT
NUMBER
- -------

4(a)* Articles of Incorporation of the Registrant as amended (incorporated by reference to Exhibit 3(a) filed as a part of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31,
          1987).

4(b)* Bylaws of the Registrant adopted on July 31, 1991 (incorporated by reference to Exhibit 3(a) filed as a part of the Registrant's Quarterly Report on Form 10-Q for the period ended September 30,
          1991).

4(c)* Shareholder Rights Agreement dated May 2, 1989 (incorporated by reference to Exhibit 1 filed as a part of the Registrant's Current Report on Form 8-K dated May 15, 1989).

4(d)* Amendment Agreement dated as of October 27, 1994, between the Company and UMB Bank, N.A., amending the Shareholder Rights Agreement dated May 2, 1989 (incorporated by reference to Exhibit 4.1 filed as a part of the Registrant's Current Report on Form 8-K dated October 28,
          1994).

Long-term debt instruments of the Company in amounts not exceeding 10% of the total assets of the Company and its Subsidiaries on a consolidated basis will be furnished to the Commission upon request.

5         Opinion of Blackwell Sanders Matheny Weary & Lombardi L.C.

15        Letter re: Unaudited Interim Financial Information

23(a)     Consent of Ernst & Young LLP.

23(b) Consent of Blackwell Sanders Matheny Weary & Lombardi L.C. (contained in Exhibit 5)

24        Powers of Attorney


ITEM 17.  UNDERTAKING

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on April 7, 1995.

                                  PURITAN-BENNETT CORPORATION



                                  By /s/ Burton A. Dole, Jr.
                                     ------------------------------------------
                                         Burton A. Dole, Jr.
                                              President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 7, 1995.


       Signature                   Capacity
       ---------                   --------


   /s/ Burton A. Dole, Jr.
   ---------------------------     Chairman of the Board, President and
       Burton A. Dole, Jr.          Chief Executive Officer (Principal
                                    Executive Officer)

   /s/ Daniel C. Weary
   ---------------------------     Director
       Daniel C. Weary

   *Dr. C. Philip Larson Jr.       Director

   *Thomas A. McDonnell            Director

   *Frank P. Wilton                Director

   *Charles A. Duboc               Director

   *Andre F. Marion                Director

   /s/ Lee A. Robbins
   ---------------------------     Vice President, Chief Financial Officer
       Lee A. Robbins               and Controller (Principal Financial Officer
                                    and Principal Accounting Officer)

   *This Registration Statement has been signed by the undersigned as attorney-in-fact on behalf of each person so indicated pursuant to a power of attorney duly executed by each such person.

                                     /s/ Daniel C. Weary
                                     ------------------------------------------
                                         Daniel C. Weary, Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT   DESCRIPTION
- -------   -----------


4(a)* Articles of Incorporation of the Registrant as amended (incorporated by reference to Exhibit 3(a) filed as a part of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31,
          1987).

4(b)* Bylaws of the Registrant adopted on July 31, 1991 (incorporated by reference to Exhibit 3(a) filed as a part of the Registrant's Quarterly Report on Form 10-Q for the period ended September 30,
          1991).

4(c)* Shareholder Rights Agreement dated May 2, 1989 (incorporated by reference to Exhibit 1 filed as a part of the Registrant's Current Report on Form 8-K dated May 15, 1989), as amended by the Amendment Agreement dated as of October 27, 1994, between the Company and UMB Bank, N.A. (incorporated by reference to Exhibit 4.1 filed as a part of the Registrant's Current Report on Form 8-K dated October 28,
          1994).

4(d)* Amendment Agreement dated as of October 27, 1994, between the Company and UMB Bank, N.A., amending the Shareholder Rights Agreement dated May 2, 1989 (incorporated by reference to Exhibit 4.1 filed as a part of the Registrant's Current Report on Form 8-K dated October 28,
          1994).

Long-term debt instruments of the Company in amounts not exceeding 10% of the total assets of the Company and its Subsidiaries on a consolidated basis will be furnished to the Commission upon request.

5         Opinion of Blackwell Sanders Matheny Weary & Lombardi L.C.

15        Letter re: Unaudited Interim Financial Information

23(a)     Consent of Ernst & Young LLP.

23(b) Consent of Blackwell Sanders Matheny Weary & Lombardi L.C. (contained in Exhibit 5)

24        Powers of Attorney